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                                                  EXHIBIT (c)(2)

                            AGREEMENT


           Agreement made as of January 31, 1992 (this
"Agreement") among Frederick B. Krieble ("Transferor"), Theta II
Limited, a company organized under the laws of The Turks and Caicos Islands ("Transferee"), and Henkel Corporation, a Delaware corporation ("Henkel")

           WHEREAS, Transferor is the holder of certain shares of Common Stock, $.01 par value ("Loctite Common Stock"), of Loctite Corporation, a Delaware corporation ("Loctite"), and expects to become the holder of certain additional shares of Loctite Common Stock in the near future; and

           WHEREAS, Transferor desires to transfer such shares of Loctite Common Stock to Transferee; and

           WHEREAS, Henkel has a right of first refusal with respect to the proposed transfers by Transferor of such shares of Loctite Common Stock, but, on the terms and conditions of this Agreement, is willing to permit such transfers;

           NOW, THEREFORE, in consideration of the mutual agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

           Section 1. Transfer of Loctite Common Stock. On the terms and subject to the conditions of this Agreement, upon the receipt by Henkel of a duly executed acknowledgement of Loctite, in the form of Annex A hereto, Transferor shall transfer to Transferee all of the 131,492 shares of Loctite Common Stock currently owned of record by Transferor and, upon the transfer of record ownership thereto to Transferor, all of the 560,466 shares of Loctite Common Stock currently owned of record by certain trusts for the benefit of Transferor.

           Section 2.  Representations and Warranties of
Transferor and Transferee.

           Transferor and Transferee hereby represent and warrant to Henkel as follows:

           (a) Transferee is a corporation duly organized, validly existing and in good standing under the laws of The Turks and Caicos Islands. A complete and correct copy of the constituent documents of Transferee is attached hereto as Annex
B.

           (b) Each of Transferor and Transferee has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof.


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           (c) The execution and delivery of this Agreement by
Transferee and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Transferee and no other corporate proceeding is necessary for the execution and delivery of this Agreement by Transferee, the performance by Transferee of its obligations hereunder and the consummation by Transferee of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Transferor and Transferee and constitutes a legal, valid and binding agreement of each of them, enforceable against each of them in accordance with its terms.

           (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby in accordance with the terms hereof (i) results or will result in a material breach of, or constitutes or will constitute a material default under, any agreement or other undertaking to which Transferor or Transferee is a party or by which Transferor or Transferee may be bound, or (ii) results or will result in a material violation of any order, writ, injunction, decree or award of any court or governmental authority to which Transferor or Transferee may be subject, or (iii) results or will result in a material violation of any Federal or state law, statute, ordinance, rule or regulation applicable to Transferor or Transferee.

           (e) Transferor currently owns 131,492 shares of Loctite Common Stock and expects to obtain record ownership of an additional 560,466 shares of Loctite Common Stock currently owned of record by certain trusts for the benefit of Transferor, and, upon consummation of the transfers contemplated hereby, Transferee will own, 691,958 shares of Loctite Common Stock, in each case, free and clear of any liens, charges, claims or encumbrances, other than as created by the provisions of this Agreement and the Stock Purchase Agreement dated as of May 23, 1985 among Henkel, as assignee of Henkel of America, Inc., and each of the selling stockholders listed on Exhibit A thereto (the "Stock Purchase Agreement"), a copy of which is attached hereto as Annex C. Such shares of Loctite Common Stock were validly issued and are fully paid and non-assessable.

           (f) Transferor currently owns 1 share of capital stock, nominal value $1.00 per share ("Theta Capital Stock"), of Transferee and, in connection with the transfers contemplated hereby, will obtain ownership of an additional 99 shares of Theta Capital Stock, in each case, free and clear of any liens, charges, claims or encumbrances, other than as created by the provisions of this Agreement. Such shares of Theta Capital Stock constitute all of the outstanding shares of capital stock of Transferee. Other than pursuant to this Agreement, there are not authorized or outstanding any subscriptions, options, conversion

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rights, warrants or other agreements, securities or commitments of any nature whatsoever (whether oral or written and whether firm or conditional) obligating Transferor or Transferee to issue, deliver or sell, or cause to be issued, delivered or sold, the shares of Theta Capital Stock held by Transferor or any other shares of the capital stock, or any securities convertible into or exchangeable for shares of capital stock, of Transferee or obligating Transferor or Transferee to grant, extend or enter into any such agreement or commitment.

           (g) Except for obligations or liabilities incurred in connection with its organization or the consummation of the transactions contemplated hereby, Transferee has not incurred any obligations or liabilities and has not engaged many business or activity of any type or kind whatsoever or entered into any agreements or arrangements with any person or entity.

           Section 3.  Representations and Warranties of Henkel.

           Henkel hereby represents and warrants to Transferor and Transferee as follows:

           (a) Henkel is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

           (b) Henkel has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof.

           (c) This Agreement has been duly and validly executed and delivered by Henkel and constitutes a legal, valid and binding agreement of Henkel, enforceable against it in accordance with its terms.

           Section 4.  Covenants and Agreements of Transferor and
Transferee.

           (a) Transferor hereby grants to Henkel a right of first refusal, on the same terms and conditions as the right of first refusal granted pursuant to the provisions of Section 7(b) of the Stock Purchase Agreement, with respect to all shares of Theta Capital Stock at any time owned of record or beneficially by the Transferor as long as Transferee owns any shares of Loctite Common Stock, and hereby agrees to be bound by the right of first refusal provisions of Section 7(b) of the Stock Purchase Agreement with respect to all shares of Theta Capital Stock at any time owned of record or beneficially by him as long as Transferee owns any shares of Loctite Common Stock (as fully and with the same legal effect as if Section 7(b) of the Stock Purchase Agreement had referred specifically to such shares of Theta Capital Stock) and with respect to all shares of Loctite

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Common Stock owned of record or beneficially by Transferee or, in the event of a transfer permitted by the proviso to Section 4(d) hereof, by Transferor.

           (b) Transferee hereby grants to Henkel a right of first refusal, on the same terms and conditions as the right of first refusal granted pursuant to the provisions of Section 7(b) of the Stock Purchase Agreement, with respect to all shares of Loctite Common Stock acquired by Transferee by transfer as contemplated hereby from Transferor, and all shares of Loctite Common Stock issued in respect of any such shares, and hereby agrees to be bound by the right of first refusal provisions of
Section 7(b) of the Stock Purchase Agreement with respect to all shares of Loctite Common Stock acquired by Transferee by transfer as contemplated hereby from Transferor, and all shares of Loctite Common Stock issued in respect of any such shares.

           (c) In furtherance of the foregoing right of first refusal and without limitation, Transferor shall not sell, transfer, pledge or otherwise dispose of or encumber, directly or indirectly, any shares of Theta Capital Stock, or reach an agreement or understanding to do any of the foregoing, without the prior written consent of Henkel. Transferee will not suffer or permit any transfer of shares of Theta Capital Stock to be effected in violation of this Agreement and will cause its Directors to decline, in accordance with Article 8 of the Articles of Association of Transferee in effect as of the date hereof, to register in the Register of Transferee any transfer of shares of Theta Capital Stock attempted to be effected in violation of this Agreement. Sales, transfers or other dispositions attempted to be effected in violation of the provisions of this Agreement shall be null and void and the shares of Theta Capital Stock subject to such attempted sale, transfer or other disposition shall remain subject to this Agreement.

           (d) Transferee shall not, and Transferor shall not cause or permit Transferee to, sell, transfer, pledge or otherwise dispose of or encumber, directly or indirectly, any shares of Loctite Common Stock, or reach an agreement or understanding to do any of the foregoing, without the prior written consent of Henkel, except in accordance with Section 7(b) of the Stock Purchase Agreement; provided, however, that Transferee may transfer shares of Loctite Common Stock back to Transferor without the prior written consent of Henkel, in which event, however, such shares of Loctite Common Stock shall be held by Transferor subject to the right of first refusal provisions of
Section 7(b) of the Stock Purchase Agreement and shall not thereafter be transferred by Transferor, including, without limitation, to Transferee, without the prior written consent of Henkel, except in accordance with Section 7(b) of the Stock Purchase Agreement. Sales, transfers or other dispositions

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attempted to be effected in violation of the provisions of this
Agreement shall be null and void and the shares of Loctite Common
Stock subject to such attempted sale, transfer or other disposition shall remain subject to this Agreement.

           (e) Transferee shall not, and Transferor shall not cause, suffer or permit Transferee to, (i) engage in any business or activity other than the ownership of shares of Loctite Common Stock or (ii) own any assets other than shares of Loctite Common Stock.

           (f) Transferor shall not cause or permit Transferee to amend its constituent documents in effect on the date hereof, without the prior written consent of Henkel, which consent, in the case of an amendment required by law, shall not be unreasonably withheld.

           (g) Transferor acknowledges and agrees that each of the certificates representing shares of Theta Capital Stock, and Transferor and Transferee acknowledge and agree that each of the certificates representing shares of Loctite Common Stock subject to the right of first refusal described herein, shall be stamped with a legend satisfactory to Henkel reflecting the provisions of this Agreement and the Stock Purchase Agreement.

           (h) Transferor and Transferee recognize and acknowledge that Henkel would not have consented to the transfer of Loctite Common Stock contemplated hereby and granted the waiver provided herein without the representations, covenants and agreements of Transferor and Transferee contained in this Agreement and that a breach of any of such representations, covenants and agreements will cause Henkel to sustain injury for which it would not have an adequate remedy at law for money damages. Therefore, Transferor and Transferee agree that in the event of any such breach, Henkel shall be entitled to the remedy of specific performance of such covenants and agreements and preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

           Section 5. Agreement of Henkel. Effective upon the receipt by Henkel of a duly executed acknowledgement of Loctite, in the form of Annex A hereto, Henkel waives the provisions of
Section 7(b) of the Stock Purchase Agreement to the extent, but only to the extent, necessary to permit the transfer contemplated hereby.


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           Section 6.  Miscellaneous.

           (a) This Agreement shall terminate on May 23, 1998, unless sooner terminated by mutual agreement of all the parties hereto.

           (b) This Agreement and the Stock Purchase Agreement set forth the entire agreement among the parties with respect to the subject matter hereof and supersede all other previous written, oral or implied understandings among them with respect to such matters.

           (c) This Agreement may not be modified or amended except by an instrument in writing signed by the party against whom enforcement of any such modification or amendment is sought.

           (d) All agreements, covenants, representations and warranties contained herein shall survive the execution and delivery of this Agreement and the transfer of shares of Loctite
Common Stock contemplated hereby.

           (e) This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

           (f) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

           IN WITNESS WHEREOF, the undersigned parties hereto have duly executed this Agreement as of the date first above written.


                                    /s/ Frederick B. Krieble
                                 -------------------------------
                                     Frederick B. Krieble



                                 THETA II LIMITED

                                    /s/ Frederick B. Krieble
                                 -------------------------------
                                 By Frederick B. Krieble,
                                    Managing Director


                                 HENKEL CORPORATION

                                   /s/ Ernest G. Szoke
                                 -------------------------------
                                 By Ernest G. Szoke, Secretary


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